FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CONTACT:
                                            Mark Roberts
                                            Vice President
                                            (413) 568-9141


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                 WORONOCO BANCORP, INC. SELLS SUPERMARKET BRANCH

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WESTFIELD, MA--FEBRUARY 13, 2003--Woronoco Bancorp, Inc. (the "Company")
(AMEX:WRO), the holding company for Woronoco Savings Bank (the "Bank"), announced that it sold its branch located inside the Big Y World Class Supermarket at 800 Boston Road in Springfield to BPABank based in Newark, NJ.

"This transaction completed the final phase of the Bank's sale of three supermarket branches," said Cornelius D. Mahoney, Chairman, President and Chief Executive Officer. Previously, in the fourth quarter of 2002, the Bank sold two supermarket branches, located in Amherst and West Springfield, to Southbridge Savings Bank, based in Southbridge, MA. As a result of the sale of the three branches, the Bank recognized a net gain of approximately $1.0 million in the sale of approximately $13.2 million in deposits.

The Bank also intends to relocate the South Hadley supermarket office, located at 44 Willimansett Street, to a newly constructed full service banking location in Chicopee, MA in the third quarter of 2003. The Chicopee branch is approximately two miles from the South Hadley supermarket branch.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its branch offices located throughout Hampden and Hampshire Counties in Western Massachusetts. The Bank also offers a full line of property and casualty insurance products and various life insurance and group life, group health and accident insurance products for individuals and commercial clients through its insurance subsidiary Keyes, Mattson & Agan Insurance Agency, Inc. For more information regarding the Bank's products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit www.woronoco.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the

Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.